[Letterhead of RICHARDS & COMPANY]

September 4, 2013

Sinovac Biotech Ltd.

No. 39 Shanghai Xi Road

Haidan District, Beijing, 100085

People’s Republic of China

Re: Sinovac Biotech Ltd (‘the Company”)

We have acted as special Antigua and Barbuda legal counsel to the Company in connection with the Company’s registration statement on Form S-8 (“the Registration Statement”) to be filed with the United States Securities and Exchange Commission(“the SEC”) by the Company with respect to the registration under the United States Securities Act of 1933 as amended(“the Securities Act”) of an amount of common shares, par value US$0.001 per share (“the Shares”) issuable pursuant to the Sinovac Biotech Ltd. 2012 Share Incentive Plan(“the Plan”)

As Antigua and Barbuda legal counsel to the Company, we have examined (i) the Registration Statement, (ii) the Plan, (iii) the articles of incorporation and by-laws of the Company and (iv) the corporate authorizations of the Company in connection with the Plan and the issue of the Shares by the Company. We have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised and when issued sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company(or any committee to whom the Board of Directors has delegated its powers with respect to the administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company,will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and Regulations of the SEC thereunder.

Yours sincerely,
RICHARDS & COMPANY
Per:

/s/ Stacy A. Richards-Anjo
Stacy A. Richards-Anjo